EXHIBIT 99.1

Schnitzer Steel’s Board elects former Bechtel executive John D. Carter as CEO, President, and Director, and Director Kenneth M. Novack as Chairman

PORTLAND, Ore. - May 19, 2005 - The Board of Directors of Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) said it today elected John D. Carter as Chief Executive Officer and President, and Kenneth M. Novack as Chairman, replacing Robert W. Philip, who stepped down from these positions, effective immediately. The Board also elected Mr. Carter to the Board of Directors.

“John Carter’s in-depth experience managing global businesses, and his experience as an attorney with responsibility for legal compliance, makes him perfectly equipped for this role,” said Mr. Novack. “In John, we’ve found a capable leader with the right skills to meet the Board’s objectives.”

“The Board has charged executive leadership with capitalizing on the many opportunities to grow Schnitzer Steel’s successful operations and build shareholder value in the years to come, all within a culture of ethical and legal compliance,” said Mr. Carter. “I’m honored to be a part of the team.”

Mr. Carter, 59, an Oregon native, is a Director of Northwest Natural Gas Company, Flir Systems, and Kuni Automotive in the U.S. In the United Kingdom, he serves as a Director of London & Continental Railways and Cross London Rail Links. He served until 2002 as Executive Vice President and Director of Bechtel Group, Inc. His duties included providing senior executive oversight of Bechtel's telecommunications, industrial, and water businesses. While serving as President of Bechtel's Europe, Africa, Middle East, Southwest Asia region, he played a lead role in the organizational and financial restructuring of the Channel Tunnel Rail Link in the United Kingdom, in addition to managing the execution of other power, petroleum and civil projects. An attorney, he also served as General Counsel of the Bechtel global engineering and construction organization.

Mr. Novack, a Director since 1991, is Chief Executive Officer of Schnitzer Investment Corp. He also served as Chairman of Lasco Shipping Co.

The Board, through its Audit Committee, is continuing its independent investigation of alleged practices of paying commissions to purchasing managers of the Company’s customers in Asia in connection with export sales of recycled ferrous metals. This investigation, disclosed by the Company in November 2004, is being conducted through the Audit Committee by an outside law firm. The Company has notified the U.S. Department of Justice and the Securities and Exchange Commission of the investigation; has instructed its outside law firm to provide those agencies with the information obtained as a result of the investigation; and is cooperating fully with those agencies.

Conference Call

Mr. Novack and Mr. Carter will host a brief analyst/investor conference call tomorrow morning, Friday, May 20, at 8:30 a.m. PDT. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial (800) 938-0653. International callers may dial (973) 935-2408. A listen-only live broadcast of the call also will be available on the investor relations page of the company's Website at www.schnitzersteel.com. There, it will be archived and available for two weeks.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a leading self-service used auto parts retailer with 30 locations in the U.S. and Canada, and manufacturer of finished steel products. The Company, with its joint venture partners, processes approximately 5.2 million tons of recycled ferrous metals per year as well as brokers nearly 3.0 million tons through various brokerage arrangements. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.

Schnitzer's common stock is traded on the NASDAQ Stock Market System under the symbol "SCHN."

For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com

Certain statements in this press release are “forward-looking statements" within the meaning of U.S. federal securities laws. The Company intends that these statements be covered by the safe harbors created under these laws. These forward-looking statements include, but are not limited to, statements about the continuing independent investigation and statements about the Company’s intent to capitalize on opportunities. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in these forward-looking statements include the timing and results of the completion of the independent investigation and other factors and events, some of which are discussed in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Many of these factors and events are beyond the Company's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

CONTACT:

The Abernathy MacGregor Group
Jim Lucas / 213-630-6550, cell: 310-994-6748
or
Gard & Gerber
Jessica Poundstone / 503-552-5009
David Dugan / 503-552-5008